Exhibit 10.1

SCIENTIFIC LEARNING CORPORATION
CHANGE OF CONTROL BENEFIT PLAN

Section 1.	INTRODUCTION.

The Scientific Learning Corporation Change of Control Benefit Plan (the “Plan”) was established effective May 20, 2010.  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive management employees of Scientific Learning Corporation (the “Company”) in the event that such employees are subject to qualifying employment terminations related to a Change of Control (defined below).  The Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, including an individually negotiated agreement relating to change in control benefits that is in effect on an employee’s termination date. No Eligible Employee shall be eligible to receive benefits under this Plan unless such employee has agreed to terminate any change in control benefits in effect under an individually negotiated agreement in effect on the date this Plan is adopted.

Section 2.	DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a)           “Base Salary” means the Eligible Employee’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation).

(b)           “Board” means the Compensation Committee of the Board of Directors of the Company or the full Board.

(c)           “Cause” means any of the following has occurred, as reasonably determined by the Company in good faith:

(i)	the Eligible Employee is indicted for or convicted of any felony or crime involving moral turpitude or dishonesty;

(ii)	the Eligible Employee participates in any financial accounting improprieties or in any fraud against the Company;

(iii)	the Eligible Employee fails to cooperate with any government investigation involving the Company;

(iv)
the Eligible Employee materially breaches any material provision of a written agreement with the Company (including, without limitation, the Proprietary Information and Inventions Agreement) or a written policy of the Company (including without limitation a Company ethics or insider trading policy), provided that, if such breach is reasonably susceptible of cure, the Eligible Employee fails to cure such breach within a reasonable period of time (to be determined by the Company in its sole discretion) after receiving notice of such breach from the Company;

(v)	the Eligible Employee engages in conduct that demonstrates unfitness to serve; or

(vi)	the Eligible Employee breaches his or her duties to the Company, including, without limitation, persistent unsatisfactory performance of job duties.

An Eligible Employee’s disability or death shall not constitute Cause for purposes of the Plan.

(d)           “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
any person (as defined in the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Company” means Scientific Learning Corporation or, following a Change of Control, the surviving entity resulting from such event.

(g)           “Covered Termination” means, within three months prior to or 18 months after the effective date of Change of Control, (i) a termination by the Company without Cause or (ii) a Good Reason Resignation by the Eligible Employee.

(h)           “Eligible Employee” means an executive management employee of the Company who is designated in writing by the Board as an Eligible Employee entitled to benefits under this Plan upon a Covered Termination.

(i)            “Good Reason Resignation” means a voluntary termination of employment by an Eligible Employee within sixty (60) days after the occurrence of one of the following events without the Eligible Employee’s consent:

(i)	a material diminution in the Eligible Employee’s base compensation;

(ii)	a material diminution in the Eligible Employee’s authority, duties or responsibilities;

(iii)
a material diminution in the authority, duties or responsibilities of the supervisor to whom the Eligible Employee is required to report, including a requirement that the Eligible Employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	a material diminution in the budget over which the Eligible Employee retains authority;

(v)	a material change in the geographic location at which the Eligible Employee must perform services; or

(vi)	any other action or inaction that constitutes a material breach by the Company of the Eligible Employee’s employment agreement (if any).

The Eligible Employee must provide notice to the Company of the existence of a condition described in paragraphs (a) through (f) within a period of 90 days of the initial existence of the condition and that condition referenced in the notice will constitute “Good Reason” only if such condition continues after a 30-day period during which the Company may remedy the condition.

Section 3.	ELIGIBILITY FOR BENEFITS.

(a)           General Rules.  Subject to Section 3(b), the Company will provide the change of control benefits described in Section 4 to Eligible Employees whose employment has terminated pursuant to a Covered Termination.

(b)           Exceptions to Benefit Entitlement.  An employee, whether or not otherwise an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan, as applicable) in the following circumstances, as determined by the Company in its sole discretion:

(i)	The employee’s employment is terminated by the Company for Cause.

(ii)
The employee voluntarily terminates employment with the Company and such termination does not constitute a Good Reason Resignation. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled return date.

(iii)
The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.

(iv)
The employee is offered immediate reemployment by a successor to the Company or by a purchaser of any of its assets, as the case may be, following a change in ownership of the Company or one or more of its subsidiaries, or sale of all or substantially all the assets of the Company or one or more of the subsidiaries, or any division or business unit of the Company.  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with such successor or purchaser, as the case may be, results in uninterrupted employment such that the employee does not suffer a lapse in pay as a result of the change in ownership or sale of assets.  Notwithstanding the foregoing, even if such employee does not suffer a lapse in pay, if such employee is otherwise an Eligible Employee and terminates employment pursuant to a Good Reason Resignation, the Eligible Employee shall be entitled to receive benefits under the Plan in accordance with Section 4.

Section 4.	AMOUNT OF BENEFIT.

(a)           Severance Payment.  In the event of an Eligible Employee’s Covered Termination, the Eligible Employee shall be entitled to receive cash severance benefits equal to the number of months of Base Salary set forth in the second column of the table in Section 4(c) (the “Severance”).  The Severance is intended to provide the Eligible Employee with compensation for the period following a Covered Termination. Any bonus or other incentive compensation payable to the Eligible Employee for services rendered at any time prior to the date of the Covered Termination shall be determined in accordance with the terms of the applicable bonus or incentive plan or program. For purposes of this Section 4, the Eligible Employee’s Base Salary shall be determined at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee’s Covered Termination.

(b)           Continued Insurance Benefits.  Provided that an Eligible Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the full amount of premiums for the Eligible Employee’s group medical, dental and vision coverage, including coverage for the Eligible Employee’s eligible dependents, through the earlier of (i) the applicable number of months set forth in Section 4(c) following the Covered Termination (the “Severance Period”) or (ii) the date that the Eligible Employee becomes eligible for group health coverage through a subsequent employer.  Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes eligible to be covered by a group medical, dental or vision insurance plan of a subsequent employer.  No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA.  Therefore, the period during which an Eligible Employee may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan.  Upon the expiration of the period during which the Company will pay the premiums for the Eligible Employee’s coverage, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period.  For purposes of this Section 4(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

(c)           Amount of Severance.

Position	Number of Months of Severance

Chief Executive Officer	18 months

All other Eligible Employees	12 months

Section 5.	TIME AND FORM OF SEVERANCE PAYMENT.

(a)           General Rules.  Any cash severance benefits provided under this Plan shall be paid, consistent with the terms set forth in Section 4(c), in a lump sum, with such payment to be made within 62 days following the effective date of the Eligible Employee’s Covered Termination.  Severance payments shall be paid subject to applicable withholding for federal, state and local taxes.  In the event of an Eligible Employee’s death, any cash severance benefits payable to such employee shall be made to his/her estate on the same payment schedule as would have occurred absent the Eligible Employee’s death.  In no event shall payment of any Plan benefit be made prior to the effective date of the Eligible Employee’s Covered Termination or prior to the effective date of the release described in Section 6(a).

(b)           Application of Section 409A.  Severance payments pursuant to Section 4(a), to the extent of payments made from the date of the Covered Termination through March 15 of the calendar year following the Covered Termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service.

Section 6.	LIMITATIONS ON BENEFITS.

(a)           Release.  In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a general waiver and release in a form approved by the Company, and such release must become effective in accordance with its terms. The Company, in its discretion, may incorporate the release into a termination agreement or other agreement with the Eligible Employee.

(b)           Non-disparagement,  Non-solicitation and Proprietary Information .  In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a non-disparagement, non-solicitation and proprietary information agreement in a form approved by the Company.  The Company, in its discretion, may incorporate such agreement into a termination agreement or other agreement with the Eligible Employee.  The non-disparagement, and non-solicitation provisions shall impose on the Eligible Employee a restrictive covenant for the applicable period set forth in Section 4(c). The proprietary information agreement will be no less comprehensive than the Proprietary Information and Inventions Agreement executed by the Eligible Employee when he or she was hired.

(c)           Certain Reductions and Offsets.  The Board, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits under the Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Board shall so construe and implement the terms of the Plan. The Board’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)           Mitigation.  Except as otherwise specifically provided herein, an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Covered Termination.

(e)           Termination of Benefits.  Benefits under this Plan shall terminate immediately if the Eligible Employee, at any time, violates any non-solicitation, non-disparagement or proprietary information or confidentiality obligation to the Company.

(f)           Non-Duplication of Benefits.  No Eligible Employee is eligible to receive benefits under this Plan more than one time.

(g)           Indebtedness of Eligible Employees.  If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

(h)           Parachute Payments.  If any payment or benefit an Eligible Employee would receive in connection with a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order, unless the Eligible Employee elects in writing a different order; provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment: reduction of cash payments; cancellation of accelerated vesting of equity awards; reduction of employee benefits. In the event that acceleration of vesting of equity awards  is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such awards (i.e., earliest granted award cancelled last) unless the Eligible Employee elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee.

Section 7.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)           Exclusive Discretion.  The Board shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)           Amendment or Termination.  The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that during the period beginning three months prior to and ending 18 months following a Change of Control, the Plan may not be amended or terminated in any way to adversely affect any Eligible Employee’s benefits hereunder without such Eligible Employee’s express written consent.  Any action amending or terminating the Plan shall be in writing and executed by the Board or any duly authorized committee thereof.  Notwithstanding any other provision of the Plan, including this Section 7(b), the Plan shall automatically terminate on the fourth anniversary of the effective date set forth in Section 1.

Section 8.	TERMINATION OF CERTAIN EMPLOYEE BENEFITS.

All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of an Eligible Employee’s termination date (except to the extent that a conversion privilege may be available thereunder).

Section 9.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 10.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the laws of the State of California.

Section 11.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12.	SUCCESSOR AND ASSIGNS.

The Plan shall be binding on the Company and its successors or assigns.

Section 13.	EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of May 20, 2010, Scientific Learning Corporation has caused its duly authorized officer to execute the same this ___ day of ______________ 2010.

SCIENTIFIC LEARNING CORPORATION

By:	Andrew Myers, Chief Executive Officer
Date: